Exhibit 3(e)

CANADA	)
)
PROVINCE OF ONTARIO	)
)
CITY OF TORONTO	)
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TO WIT:	)
          I, PAULA SAWYERS, a Notary Public in and for the Province of Ontario, by Royal Authority duly appointed, residing in the City of Toronto in the said Province DO HEREBY CERTIFY that the paper writing hereto annexed, the first page of which is stamped with an impression of my seal, is a true and correct photostatic copy of documents produced and shown to me out of custody of Blake, Cassels & Graydon, Toronto, Ontario and purporting to be the original Certificate and Articles of Amalgamation of STRATOS WIRELESS INC. issued by Industry Canada and dated January 1, 2000, the said photostatic copy having been compared by me, page for page, with the said original documents, an act whereof being requested I have granted the same under my hand and notarial seal of office to serve and avail as occasion shall or may require.
DATED at Toronto this 10th day of January, 2000.

/s/ [ILLEGIBLE] A Notary Public in and for
the Province of Ontario

Industry Canada	Industrie Canada

Certificate	Certificat
of Amalgamation	de fusion

Canada Business	Loi canadienne sur
Corporations Act	les sociétés par actions

STRATOS WIRELESS INC.	370670-2

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named	Je certifie que la société susmentionnée est
corporation resulted from an amalgamation,	issue d’une fusion, en vertu de l’article 185. de
under section 185 of the Canada Business	la Loi canadienne sur Ies sociétés par actions,
Corporations Act, of the corporations set out in	des sociétés dont les dénominations
the attached articles of amalgamation.	apparaissent dans les statuts de fusion
ci-joints.

/s/ [ILLEGIBLE]	January 1, 2000 / le 1 Janvier 2000

Director — Directeur	Date of Amalgamation — Date de fusion

Industry Canada Canada Business	Industrie Canada Loi canadienne sur les	FORM 9 ARTICLES OF AMALGAMATION	FORMULE 9 STATUTS DE FUSION
Corporations Act	sociétes par actions	(SECTION 185)	(ARTICLE 185)

1 —	Name of amalgamated corporation	Dénomination de la société issue de la fusion

STRATOS WIRELESS INC.

2—	The place in Canada where the registered office is to be situated	Lieu au Canada ou doit étre situé le siége social

City of Mount Pearl, Province of Newfoundland

3 —	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et tout nombre maximal d’actions que la société est autorisée à émettre

An unlimited number of common shares.

4 —	Restrictions, if ány, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu

The annexed Schedule “A” is incorporated in this form.

5 —	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

Minimum: 1 maximum: 10

6 —	Restrictions, if any, on business the corporation may carry on	Limites imposées á I’activite commerciale de la société, s’il y a lieu

There are no restrictions on the business the Corporation may carry on.

7 —	Other provisions, il any	Autres dispositions, s’il y a lieu

The annexed Schedule “B” is incorporated in this form.

8 —	The amalgamation has been approved pursuant to that section	8 — La fusion a eté approuvée en accord avec l’àrticle ou le
	or subsection of the Act which is indicated as follows:	paragraphe de la Loi indiqué ci-après.

☐183
☑184 (1)
☐ 184 (2)

9 — Name of the amalgamating corporations Dènomination des sociètès fusionnantes	Corporation No. N° de la sociètè	Signature	Date	Title Tilre

3484955 CANADA INC.	3484955	/s/ [ILLEGIBLE]	Dec. 21 1999	Director
STRATOS WIRELESS INC.	3609669	/s/ [ILLEGIBLE]	Dec. 21 1999	Director

DEPARTMENTAL USE ONLY — A L USAGE DU MINISTRE SEULEMENT poration No — N° de la société		Filed — Diposée
3706 70-2		January 5, 2000

Articles of Incorporation / Statuts constitutifs

Appendix “A”/Annexe “A”

4.	Restrictions, if any, on share transfers	4.	Restrictions sur le transfert des actions, s’ily a lieu:

	No shares of the capital stock of the Corporation shall be transferred unless and until such transfer shall be approved by the Board of Directors by a duly adopted resolution of the Board.		Aucun transfert d’actions de la Société ne pourra s’effectuer sans le consentement du conseil d’administration de la Société exprimé dans une résolution dûment adoptée par celui-ci.

Articles of Incorporation / Statute constitutifs
Appendix “B” / Annexe “B”

7.	Other provisions, if any:

I-	The directors of the Corporation may from time to time:
a)	borrow money upon the credit of the Corporation;

b)	limit or increase the amount to be borrowed;

c)	issue debentures or other securities of the Corporation;

d)	pledge or sell such debentures or other securities for such sums and at such prices as may be deemed expedient; and

e)	secure any such debentures, or other securities, or any other present or future borrowing or liability of the Corporation, by mortgage, hypothec, charge or pledge of all or any currently owned or subsequently acquired real and personal, moveable and immoveable, property of the Corporation, and the undertaking and rights of the Corporation.
The directors of the Corporation may from time to time delegate to such one or more of the directors or officers of the Corporation as may be designated by the directors all or any of the powers conferred on the directors above to such extent and in such manner as the directors shall determine at the time of such delegation.
II-	The number of shareholders of the Corporation shall be limited to fifty (50), not including persons who are in the employment of the Corporation and persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment to be, shareholders of the Corporation; two (2) or more persons holding one (l) or more shares jointly being counted as a single shareholder.

III-	Any invitation to the public to subscribe for any shares or debentures or other securities of the Corporation shall be prohibited.
7.	Autres dispositions, s’il y a lieu:

I-	Les administrateurs peuvent, lorsqu’ils le jugent opportun:
a)	faire des emprunts de deniers sur le crédit de la Société;

b)	réduire ou augmenter le montant 4 étre emprunté;

c)	émettre des obligations ou autres titres de la Société;

d)	dormer en garantie ou vendre ces obligations ou autres titres pour les prix et sommes jugés convenables;

e)	hypothéquer, nantir, mettre en gage, céder et transporter en garantie, par acte de fidéicommis ou autrement, les biens mobiliers ou immobiliers, présents ou futurs, de la Société de même que I’entreprise et les droits de la Société, pour assurer le paiement de telles obligations ou autres tides, ou dormer seulement une partie de ces garranties pour les mêmes fins.
Les administrateurs dela Société peuvent, de temps a àutre, déléguer à un ou plusieurs administrateurs ou dirigeants de la Société, tel que décidé par les administrateurs, tous ou une partie des pouvoirs conférés ci-dessus aux administrateurs, dans la mesure et de la manière déterminées par les administrateurs lors de telle délégation.
II-	Le nombre des actionnaires de la Société est limité à cinquante (50), à 1’exclusion de ses employés ou de ceux qui ont déjà été à son emploi, alors qu’au cours de cette période, ils étaient actionnaires de la Société et ont continué de lêtre une fois leur emploi avec la Société terminé; deux (2) personnes ou plus qui détiennent en commu une ou plusieurs actions étant comptées comme un seul actionnaire.

III-	Ancun appel public à I’épargne pour toute action, obligation ou autre titre de la Société ne sera effectué par celle-ci.